Exhibit 99.2

AMERICAN FINANCE TRUST TO ACQUIRE A $1.3 BILLION PORTFOLIO OF POWER, ANCHORED AND GROCERY CENTERS

Expected to be Accretive to AFFO Per Share Immediately Upon Closing

Acquisition Combined with Disposition of Large, Non-Core Office Asset Enhances Portfolio Quality, Size and Scale to Drive Future Growth and Value Creation

Company to Rebrand as “THE NECESSITY RETAIL REIT | WHERE AMERICA SHOPS”

Combination of Pandemic-Tested portfolios focused on Necessity-Based retail comprises 29 million SF with $382 Million in Annualized Straight-Line Rent in 20211

NEW YORK – December 20, 2021 – American Finance Trust, Inc. (Nasdaq: AFIN) (“AFIN” or the “Company”) announced today that the Company, through its Operating Partnership, entered into a definitive agreement to acquire a portfolio of 81 Multi-tenant Power, Anchored and Grocery Centers2 (the “Transaction”) from certain subsidiaries of CIM Real Estate Finance Trust, Inc. for $1.3 billion, representing a 7.19% cash capitalization rate3. The Company also announced that it entered into a definitive agreement to dispose of a non-core portfolio of three office buildings leased to Sanofi S.A. for $261 million, representing a 6.38% cash capitalization rate and a $10 million increase from its original purchase price. Both transactions are expected to close during the first quarter of 2022 and the Company expects the net financial impact of the transactions will be immediately accretive to AFFO per share.

The acquisition is expected to be funded through a combination, to be determined at closing, of cash, including the anticipated $261 million of proceeds from the sale of its Sanofi office asset, borrowings under the Company’s credit facility, property level debt the Company will seek to assume and $53 million of equity issuance to the sellers. The acquisition is expected to result in a near term increase in leverage and AFIN plans to resume its previously announced and successful deleveraging initiative and expects to return to leverage levels consistent with recent quarters over time. Upon closing, the Company will be the preeminent REIT focused on Necessity-Based retail with a best-in-class portfolio that will comprise over 1,000 properties, 29 million square feet and $382 million in annualized straight-line rent. In connection with the Transaction, the Company will be rebranded to “The Necessity Retail REIT | Where America Shops and trade under the new ticker “RTL”.

“This immediately accretive off-market transaction represents a unique value creation opportunity. We are adding significant scale while further enhancing our best-in-class portfolio with pandemic-tested assets on accretive terms,” said Michael Weil, CEO of AFIN. “On a pro forma basis, with these additional properties our portfolio will comprise approximately $5 billion in real estate investments, at cost, increase multi-tenant occupancy to 91%, which includes executed4 and pipeline leases5, reduce our top 10 tenant concentration from 39% to 30% of SLR and reduce our office exposure to just 1% from 7%. The Company’s unique and complementary necessity-based asset mix of long-term single tenant net leases and necessity-based multi-tenant portfolio with significant leasing upside that positions us for sustained growth, supported by a dedicated asset management and leasing platform with decades of experience. Our best-in-class portfolio that will be rebranded as the preeminent Necessity-Based retail REIT, will focus on tenants and locations where America shops and partner with leading brands such as Wal-Mart and Publix.”

Strategic and Financial Rationale

•	Immediately Accretive to AFFO: The transaction is expected to be accretive immediately upon closing, adding significant scale and value with pandemic-tested assets

•	Amplified Scale: Strategic acquisition of a 9.5 million square foot, 81-property portfolio of power, anchored, and grocery centers[2] acquired for $1.3 billion

•	Office Concentration Reduced to 1% of SLR: Opportunistic and accretive $261 million disposition of Sanofi office asset, reducing Pro Forma SLR[6] derived from office assets to 1% from 7%

•	Realized Cap Rate Compression on Sanofi Disposition: Disposition Cash Cap Rate of 6.38% is 15bps lower than the Cash Cap Rate at time of acquisition in 2014, generating a $10 million increase on its original purchase price

•	Addition of Grocery Centers: 22% of Pro Forma multi-tenant SLR is derived from grocery centers, which is expected to enhance the desirability of the Company’s properties and ability to command strong rental rates

•	Rebranded Company focused on Where America Shops: The Necessity Retail REIT (NYSE: RTL) will be the preeminent REIT focused on Necessity-Based retail, with a pro-forma portfolio that is 55% leased to Service-Oriented or Necessity-Based retail tenants

Pro Forma Metrics1

After closing the Transaction, AFIN will be the preeminent retail REIT focused on Necessity-Based properties, consisting of tenants where Americans shop every day. The Pro Forma portfolio will feature:

•	Real estate investments, at cost of approximately $5 billion[7]

•	1,048 properties totaling 28.8 million square feet

•	Portfolio annualized straight-line rent of approximately $382 million[1]

•	Portfolio occupancy of 92.3%

•	Multi-tenant occupancy of 89.5%, Executed Occupancy Plus Leasing Pipeline of 90.4%

•	Portfolio weighted-average remaining lease term of 7.5 years

•	Top ten tenant base that is 65% investment grade rated[8]

•	1% office exposure

•	The ten largest tenants are expected to be Truist (4% of annualized straight-line rent), Fresenius (3.9%), Mountain Express Oil Co. (3.5%), AmeriCold (3.4%), Home Depot (3.3%), PetSmart (2.6%), Stop & Shop (2.5%), Dick’s Sporting Goods (2.3%), Bob Evans (2.2%) and Best Buy (2.2%)

•	The ten largest industries are expected to be Discount Retail (8% of annualized straight-line rent), Gas/Convenience (7%), Specialty Retail (7%), Healthcare (6%), Grocery (5%), Quick Service Restaurant (5%), Home Improvement (5%), Retail Banking (5%), Apparel Retail (5%), Full-Service Restaurant (4%)

Name Change

In connection with the Transaction, the Company will change its name and be rebranded as “The Necessity Retail REIT Where America Shops” and expects that its Class A common stock (“Common Stock”), 7.50% Series A Cumulative Redeemable Perpetual Preferred Stock (“Series A Preferred Stock”) and 7.375% Series C Cumulative Redeemable Perpetual Preferred Stock (“Series C Preferred Stock”) will begin trading on Nasdaq thereafter under the ticker symbols RTL, RTLPP and RTLPO, respectively. The Company’s Common Stock, Series A Preferred Stock, and Series C Preferred Stock will continue to trade on Nasdaq under the symbols AFIN, AFINP, and AFINO, respectively, until the closing of the transaction.

Footnotes/Definitions

[1]	All pro forma numbers are as of September 30, 2021and exclude the Sanofi office asset which is under a PSA.

[2]	Portfolio to be acquired includes 79 Power, Anchored and Grocery Centers and two single tenant properties.

[3]	For acquisitions, cash cap rate is a rate of return on a real estate investment property based on the expected, annualized cash rental income during the first year of ownership that the property will generate under its existing lease or leases. For dispositions, cash cap rate is a rate of return based on the annualized cash rental income of the property to be sold. For acquisitions, cash cap rate is calculated by dividing this annualized cash rental income the property will generate (before debt service and depreciation and after fixed costs and variable costs) by the purchase price of the property, excluding acquisition costs. For dispositions, cash cap rate is calculated by dividing the annualized cash rental income by the contract sales price for the property, excluding acquisition costs Weighted average cash cap rates are based on square feet unless otherwise indicated.

[4]	Occupancy represents percentage of square footage of which the tenant has taken possession of divided by the respective total rentable square feet as of the date or period end indicated. Executed Occupancy Includes Occupancy as of a particular date as well as all leases fully executed by both parties as of the same date where the tenant has yet to take possession as of such date. For Q3’21 and as of November 1, 2021, there are 15 additional leases executed where rent commences over time between the fourth quarter of 2021 and the first quarter of 2022 totaling approximately 122 000 square feet.

[5]	For AFIN, Leasing Pipeline for Q3’21 includes i) all leases fully executed by both parties as of November 1, 2021, but after September 30, 2021 and (ii) all leases under negotiation with an executed LOI by both parties as of November 1, 2021. This represents six LOIs totaling approximately 19,000 square feet. No lease terminations occurred during this period. For the Transaction and Q3’21, includes a 13,000 SF Leasing Pipeline acquired in the Transaction. There can be no assurance that LOIs will lead to definitive leases that will commence on their current terms, or at all. Leasing pipeline should not be considered an indication of future performance.

[6]	Pro Forma represents the combined AFIN and 81 property multi-tenant portfolio, including two single tenant assets for 16.5 million that encompass 86,810 square feet and 1.2 million of annualized straight-line rent, under the PSA with certain subsidiaries of CIM Real Estate Finance Trust, Inc. as of September 30, 2021, excluding AFIN’s Sanofi office asset also under a contract to be sold.

[7]	Represents the contract purchase price and excludes acquisition costs which are capitalized per GAAP.

[8]	As used herein, investment grade includes both actual investment grade ratings of the tenant or guarantor, if available, or implied investment grade. Implied investment grade may include actual ratings of tenant parent, guarantor parent (regardless of whether or not the parent has guaranteed the tenant’s obligation under the lease) or by using a proprietary Moody’s analytical tool, which generates an implied rating by measuring a company’s probability of default. The term “parent" for these purposes includes any entity, including any governmental entity, owning more than 50% of the voting stock in a tenant. Ratings information is as of September 30, 2021 and based on Annualized Straight Line Rent.

About American Finance Trust, Inc. soon to be rebranded The Necessity Retail REIT Where America Shops

American Finance Trust, Inc. (Nasdaq: AFIN) is a publicly traded real estate investment trust listed on Nasdaq focused on acquiring and managing a diversified portfolio of primarily service-oriented and traditional retail and distribution related commercial real estate properties in the U.S. Additional information about AFIN can be found on its website at www.americanfinancetrust.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “seek,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the potential adverse effects of the ongoing global COVID-19 pandemic, including actions taken to contain or treat COVID-19, on the Company, the Company’s tenants, the assets under contract to be acquired including their respective tenants and the global economy and financial markets and that any potential future acquisition of property is subject to market conditions and capital availability and may not be identified or completed on favorable terms, or at all, as well as those risks and uncertainties set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed on February 25, 2021 and all other filings with the SEC after that date as such risks, uncertainties and other important factors may be updated from time to time in the Company’s subsequent reports including in particular the Company’s Current Report on Form 8-K dated December 20, 2021 and describing additional facts and risk factors relating to the transaction described in this release. In particular, the transactions described in this release are subject to closing conditions, including conditions that are outside of the Company’s control, and the transactions described in this release may not be completed on the contemplates terms, or at all, or they may be delayed. The Company may not be able to obtain financing to acquire the properties, and the anticipated sale of Sanofi may not be completed on favorable terms or at all. Forward looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each rating agency has its own methodology for assigning ratings and, accordingly, each rating should be evaluated independently of any other rating.

Non-GAAP Financial Measures

This release discussed the non-GAAP financial measure Adjusted Funds From Operations (“AFFO”). A description of these non-GAAP measures and reconciliations to the most directly comparable GAAP measure, which is net income, is provided on our press release furnished as Exhibit 99.1 with our Current Report on Form 8-K on November 3, 2021. In addition, please see the press release for statements as to why the Company believes that this measure is useful to investors and additional purposes for the Company’s use of this measure.

Contacts:

Investor Relations

investorrelations@americanfinancetrust.com

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